UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Numerex Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NUMEREX CORP.
1600 Parkwood Circle SE
Suite 500
Atlanta, GA 30339
Dear Shareholders:
     We are pleased to enclose your Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting of Shareholders of Numerex Corp. (the “Company”) to be held at 11:00 a.m. on Friday, May 12, 2006, at The Parkwood Room at Hawthorn Suites, 1500 Parkwood Circle, Atlanta, Georgia 30339.
     At the Annual Meeting, you will be asked to (i) elect eight nominees to serve as directors of the Company, (ii) approve the Company’s 2006 Long Term Incentive Plan and (iii) ratify the appointment of Grant Thornton LLP as the independent accountants of the Company.
     The Board of Directors hopes that you will be able to attend the shareholders’ meeting. We look forward to meeting each of you and discussing with you the significant events that have occurred during the Company’s past year and its current prospects. If you are unable to attend in person or to be otherwise represented, we urge you to vote by signing the enclosed proxy and mailing it to us in the accompanying stamped enveloped at your earliest convenience. Please be sure to sign it exactly as the name or names appear on the proxy. We urge you to read the enclosed proxy statement, which contains information relevant to the actions to be taken at the meeting.

Sincerely yours,

Stratton J. Nicolaides
April 10, 2006	Chairman and Chief Executive Officer

Enclosures

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 12, 2006
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PROPOSAL ONE ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR NAMED HEREIN
PROPOSAL TWO APPROVAL OF THE COMPANY’S 2006 LONG TERM INCENTIVE PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPANY’S 2006 LONG TERM INCENTIVE PLAN
PROPOSAL THREE RATIFICATION OF INDEPENDENT ACCOUNTANTS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT ACCOUNTANTS FOR FISCAL 2006
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN FISCAL 2005
AGGREGATED OPTION EXERCISES IN FISCAL 2005 AND DECEMBER 31, 2005 OPTIONS VALUES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS
SHAREHOLDER PROPOSALS
ANNUAL REPORT

NUMEREX CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 12, 2006

TO OUR SHAREHOLDERS:
     Notice is hereby given that the annual meeting of shareholders of NUMEREX CORP. (the “Company”) will be held on Friday, May 12, 2006, at 11:00 a.m. (local time), The Parkwood Room at Hawthorn Suites, 1500 Parkwood Circle, Atlanta, Georgia 30339, for the following purposes:
     1. To elect a Board of Directors consisting of eight persons to serve until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified;
     2. To approve the Company’s 2006 Long Term Incentive Plan;
     3. To ratify the appointment of Grant Thornton LLP as the independent accountants of the Company; and
     4. To transact such other business as may properly come before this meeting or any postponement or adjournment thereof.
     The Board of Directors has fixed March 31, 2006 as the record date for the determination of shareholders entitled to vote at the annual meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting.
     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

April 10, 2006	By Order of the Board of Directors

Andrew J. Ryan
Secretary

NUMEREX CORP.
1600 Parkwood Circle SE
Suite 500
Atlanta, Georgia 30339
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

INTRODUCTION
     The Board of Directors of Numerex Corp. (the “Company”), the executive offices of which are located at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339, hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on May 12, 2006, at 11:00 a.m. (local time), or at any postponement or adjournment thereof (the “Annual Meeting”). The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders is April 10, 2006.
     At the Annual Meeting, shareholders will be asked to (i) elect eight nominees to serve as directors of the Company, each to serve until the next annual meeting, (ii) approve the Company’s 2006 Long Term Incentive Plan, and (iii) ratify the appointment of Grant Thornton LLP as the independent accountants of the Company.
     We urge you to date, sign and return your proxy in the enclosed envelope promptly to make certain that your shares will be voted at the Annual Meeting.

Date, Time, and Place
     The Annual Meeting will be held on May 12, 2006, at 11:00 a.m. (local time), at Hawthorn Suites, 1500 Parkwood Circle, Atlanta, Georgia 30339.
Record Date; Voting Rights
     The Company had 12,600,519 shares of Class A Common Stock, no par value (the “Common Stock”), outstanding at the close of business on March 31, 2006, the record date (the “Record Date”). Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of our Common Stock will constitute a quorum. Each share of Common Stock outstanding is entitled to one vote on each matter that may be brought before the Annual Meeting. Votes withheld from directors nominees, abstentions, and broker non-votes will be counted in determining whether a quorum has been reached.
     Directors will be elected by a plurality of the votes cast in person or represented by proxy at the meeting and entitled to vote on the election of directors. The eight nominees receiving the most “for” votes will be elected. In all matters, other than the election of directors, the affirmative vote of the majority of the votes cast in person or by proxy at the Annual Meeting and entitled to vote on the matter will be the act of the shareholders. An abstention, withholding of authority to vote, or broker non-vote will have no effect on the vote and will not be counted in determining whether any proposal has received the required shareholder vote.
     A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes, if any, will not be considered in the calculation of the majority of the votes cast and will not have an effect on the outcome of the vote on a matter.
     The Company is not currently aware of any matters that will be brought before the Annual Meeting (other than procedural matters) that are not referred to in the enclosed Notice of Annual Meeting.
Voting and Revocation of Proxies
     A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the directions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of the Company’s Common Stock for election of all nominees for directors, for approval of the Company’s 2006 Long Term Incentive Plan and for the ratification of the selection of Grant Thornton LLP as the Company’s independent accountants.
     Sending in a signed proxy will not affect a shareholder’s right to attend the Annual Meeting nor will it preclude a shareholder from voting in person because the proxy is revocable at any time prior to the voting of such proxy. Any shareholder giving a proxy has the power to revoke it by giving written notice to the Secretary of the Company at any time before the proxy is exercised, including by filing a later-dated proxy with the Secretary, or by appearing in person at the Annual Meeting and making a written demand to vote in person.
Solicitation of Proxies
     The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, or by directors, officers or employees of the Company without additional compensation. Upon request by record holders of the Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, the Company is required to pay the reasonable expenses incurred by such record holders for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock.
Fiscal Years
     As used in this Proxy Statement, “fiscal 2003” means the Company’s fiscal year ending December 31, 2003, “fiscal 2004” means the Company’s fiscal year ending December 31, 2004, and “fiscal 2005” means the Company’s fiscal year ending December 31, 2005.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 31, 2006, by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table which follows, and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated below, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.

Name of Beneficial Owner	Shares Beneficially Owned(1)(2)
Or Identity of Group	Number	Percent

Gwynedd Resources, Ltd.(3) 200 West Ninth Street Suite 102 Wilmington, DE 19801	3,207,280	25.3%

Elizabeth Baxavanis, Trustee(4) Dominion Holdings #5 Revocable Trust for the Benefit of Maria E. Nicolaides 200 West Ninth Street Suite 102 Wilmington, DE 19801	3,207,280	25.3%

Maria E. Nicolaides(5) C/o Salisbury & Ryan LLP 1325 Avenue of the Americas New York, NY 10019	3,207,280	25.3%

Potomac Capital Management LLC 825 Third Avenue 33rd Floor New York, New York 10022	1,036,533	8.0%

Douglas Holsclaw, MD(6) 42 Llanberries Road Bala Cynwyd, PA 19004	752,382	5.8%

Kenneth F. Manser 21 Keswick Close Dunstable, Bedfordshire LU6-3AW United Kingdom	711,658	5.5%

Brian C. Beazer	21,736	*
George Benson	66,000	*
Alan B. Catherall	45,750	*
Nicholas A. Davidge	5,142	*
Matthew J. Flanigan	35,075	*
Allan H. Liu	16,000	*
Michael A. Marett	81,250	*
Stratton J. Nicolaides(7)	282,250	2.0%
John G. Raos	112,740	*
Andrew J. Ryan(8)	35,000	*
All Current Directors and Executive Officers as a group (10 persons)	629,945	4.9%

*	Less than 1%

(1)	The shares “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include shares owned by or for, among other things, the wife, minor children or certain other relatives of such individual, as well as other shares as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after March 31, 2006.

(2)	Includes shares issuable upon the exercise of outstanding options exercisable within 60 days in the following amounts: Mr. Beazer, 6,500 shares; Mr. Benson, 22,500 shares; Mr. Catherall, 43,750 shares; Mr. Flanigan, 29,375 shares; Mr. Liu, 17,000 shares; Mr. Marett, 78,250 shares; Mr. Nicolaides, 266,250 shares; and Mr. Raos, 22,000 shares.

(3)	The shareholders of Gwynedd Resources, Ltd. (“Gwynedd”) include various trusts for the benefit of Maria E. Nicolaides and her children (for which Mrs. Baxavanis is trustee) and Dr. Holsclaw. See footnotes (4), (5), (6) and (8).

(4)	Represents the shares of Common Stock owned by Gwynedd. Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, own approximately 89.8% and 0.9%, respectively, of the outstanding stock of Gwynedd. Mrs. Baxavanis disclaims beneficial ownership of all shares of Common Stock owned by Gwynedd. See footnote (5) below.

(5)	Represents the shares of Common Stock owned by Gwynedd. Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, own approximately 89.8% and 0.9%, respectively, of the outstanding stock of Gwynedd. Maria E. Nicolaides disclaims beneficial ownership of 327,143 shares of Common Stock owned by Gwynedd that may be deemed to be beneficially owned by the other shareholders of Gwynedd, including trusts for the benefit of her children. See footnote (4) above.

(6)	Does not include any shares of Common Stock owned by Gwynedd. Dr. Holsclaw owns approximately 9.3% of the outstanding stock of Gwynedd.

(7)	Does not include the 3,207,280 shares of Common Stock owned by Gwynedd, of which Mr. Nicolaides disclaims beneficial ownership.

(8)	Does not include the 3,207,280 shares of Common Stock owned by Gwynedd, of which Mr. Ryan disclaims beneficial ownership. Also excludes 150,000 shares issuable upon the exercise of outstanding options granted to Salisbury & Ryan LLP, a law firm of which Mr. Ryan is a partner.

PROPOSAL ONE
ELECTION OF DIRECTORS
     The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than ten directors and that the number of directors, subject to the foregoing limits, shall be determined from time to time by the Board of Directors. The Board of Directors has set the number of directors at eight. At the Annual Meeting eight directors, who will constitute the Company’s entire Board of Directors, are to be elected to hold office until the next annual meeting and until their respective successors have been duly elected and qualified. The Board of Directors has designated the persons listed below to be nominees for election as directors. The Company has no reason to believe that any of the nominees will be unavailable for election; however, should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee. The proxy agents intend (unless authority has been withheld) to vote for the election of the Company’s nominees.
     All of the nominees currently serve as directors of the Company and have consented to being named in this Proxy Statement and to serve if elected.
     The Board of Directors has determined that Brian C. Beazer, George Benson, Nicholas A. Davidge, Matthew J. Flanigan, Allan H. Liu and John G. Raos, constituting a majority of the Board members, are “independent directors” as that term is defined in the National Association of Securities’ Dealers (“NASD”) listing standards.
Information as to Directors and Nominees
     The following table contains information with respect to the nominees for Directors.

Name	Age	Position	Director Since
Brian C. Beazer(l)(3)	71	Director	2002
George Benson(l)(2)	71	Director	1995
Nicholas A. Davidge	52	Director	2004
Matthew J. Flanigan(2)(3)	60	Director	1994
Allan H. Liu	49	Director	2000
Stratton J. Nicolaides	52	Chairman of the Board and	1999
		Chief Executive Officer
John G. Raos(l)(2)(3)	57	Lead Director	2000
Andrew J. Ryan	47	Director	1996

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating Committee
     Brian C. Beazer has served as a director of the Company since June 2002. Mr. Beazer is currently the Non-Executive Chairman of the Board of Beazer Homes USA Inc., a national homebuilder headquartered in Atlanta, Georgia, and has served as a director of Beazer Homes USA since its inception in November 1993. Mr. Beazer formerly served as Chief Executive Officer of Beazer PLC, or its predecessors, from 1968 to 1991, and as Chairman of that company from 1983 to the date of its acquisition by an indirect, wholly owned subsidiary of Hanson PLC (effective December 1, 1991). Mr. Beazer is also a director of Beazer Japan, Ltd., Seal Mint, Ltd., Jade Technologies Singapore Pte. Ltd., United Pacific Industries Limited and Jacuzzi Brands, Inc.
     George Benson has served as a director of the Company since June 1995. Since September 1992 Mr. Benson as served as Chairman and Chief Executive Officer of Wisconsin Wireless Communications Corporation. From September 1992 until July 13, 1999, Mr. Benson also served as Chairman and Chief Executive Officer of Airadigm Communications, Inc.
     Nicholas A. Davidge joined as a director of the Company in August 2004. Mr. Davidge is a technology consultant and private investor. He founded Davidge Data Systems Corp. and was CEO until 2003. Mr. Davidge is a trustee and member of the executive committee of The Connecticut Historical Society Museum in Hartford. He is also a director of Crushpad, Inc. and an advisory director to Milestone Venture Partners of New York City.

     Matthew J. Flanigan has served as a director of the Company since July 1994. Since April 1994, Mr. Flanigan has been the President of the Telecommunication Industry Trade Association, a trade association for telecommunication companies.
     Allan H. Liu has served as a director of the Company since January 2000. Since 1997, Mr. Liu has been the President and a member of the Board of Directors of The China Retail Fund, LDC, a direct investment private equity fund sponsored by American International Group in conjunction with the Ministry of Internal Trade of the People’s Republic of China.
     Stratton J. Nicolaides has served as Chief Executive Officer from April 2000, having served as Chief Operating Officer from April 1999 until March 2000, and as Chairman of the Board since December 1999. From July 1994 until April 1999, Mr. Nicolaides managed a closely held investment partnership.
     John G. Raos has served as a director of the Company since February 2000. Since early 2000 Mr. Raos has been President and Chief Executive Officer of Precision Partners, Inc., a global precision manufacturing company. From June 1995 until January 2000, Mr. Raos served as President and Chief Operating Officer of US Industries, Inc. From February 1999 until January 2000, Mr. Raos also served as Chairman and Chief Executive Officer of Strategic Industries, Inc., a US Industries subsidiary. Prior to June 1995, Mr. Raos served as President and Chief Operating Officer of Hanson Industries, Inc., the North American arm of Hanson PLC. Mr. Raos served as a director of Hanson PLC from 1990 until 1995.
     Andrew J. Ryan has served as a director of the Company since May 1996. Mr. Ryan has practiced law with the law firm of Salisbury & Ryan since August 1994 and serves as the Board of Directors designee of Gwynedd.
Board of Directors, Committees and Attendance at Meetings
     During fiscal 2005, the Board of Directors held nine meetings. With the exception of Mr. Liu, each director attended at least 75% of the meetings of the Board of Director and Board committees of which he was a member.
     The Company encourages but does not require Board members to attend the Company’s annual meeting of shareholders. Five of the Company’s directors attended the annual meeting of shareholders in 2005.
     The Company’s Audit Committee is composed of directors who are “independent” as defined in NASD listing standards. The Board of Directors has determined that John G. Raos is an “audit committee financial expert” as defined in rules and regulations of the Securities and Exchange Commission (‘SEC”). The principal functions of the Audit Committee are to: (a) assist in the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors and the performance of the Company’s independent auditors; (b) approve the selection, appointment, retention and/or termination of the Company’s independent auditors, as well as approving the compensation thereof; and (c) approve all audit and permissible non-audit services provided to the Company and certain other persons by such independent auditors. This Committee met eight times during fiscal 2005. The Board has adopted a charter for the Audit Committee. A copy of the Audit Committee Charter was filed as Appendix A to the Company’s definitive proxy statement filed with the SEC on April 2, 2004, and is also available on the Company’s website at www.nmrx.com. The current members of the Audit Committee are Mr. Beazer, Mr. Benson, and Mr. Raos.
     The Company’s Compensation Committee is composed of directors who are “independent” as defined in NASD listing standards. The Compensation Committee makes recommendations to the Board of Directors with respect to the compensation of the officers and key employees. The Compensation Committee met two times during fiscal 2005. The current members of the Compensation Committee are Mr. Benson, Mr. Flanigan and Mr. Raos.
     The Company’s Nominating Committee is composed of directors who are “independent” as defined in NASD listing standards. The principal function of the Nominating Committee is to select and nominate candidate nominees for election as Directors of the Company. During fiscal 2005, the Nominating Committee held no meetings. The current members of the Nominating Committee are Mr. Flanigan (Chair), Mr. Beazer and Mr. Raos. The Nominating Committee will consider nominees for director recommended by a shareholder submitted in accordance with the procedure set forth in the Company’s Bylaws. In general, the procedure set forth in the Company’s Bylaws provide that a notice relating to the nomination must be timely given in writing to the Secretary of the Company. To be timely, the notice must have been delivered by the 90th day prior to the anniversary of the prior year’s annual meeting. Such notice must include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including information relating to the business experience and background of the potential nominee, and certain information with respect to the nominating shareholder and any persons acting in concert with the nominating shareholder. Any such recommendation must also be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. The Nominating Committee Charter is available on the Company’s website at www.nmrx.com.
     The Nominating Committee generally identifies potential nominees through its network of contacts, and may also engage, if it deems appropriate, a professional search firm. The Nominating Committee meets to discuss and consider such candidates’ qualifications and then chooses director candidates by majority vote. There are no differences in the manner in which the Nominating Committee evaluates potential nominees for director based on whether such potential nominees are recommended by a shareholder or by any other source. The Nominating Committee does not have specific, minimum qualifications for nominees and has not established specific qualities or skills that it regards as necessary for one or more of the Company’s directors to possess (other than any qualities or skills that may be required by applicable law, regulation or listing standard). However, the Nominating Committee Charter specifies that the composition of the Board should reflect experience in the following areas: finance, compensation, sales and marketing, technology (both electronic and building) and production. In addition, as set forth in the Nominating Committee Charter, in evaluating a person as a potential nominee to serve as a Director of the Company, the Committee may consider the following factors, among any others it may deem relevant:
•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with Company management, Company service providers or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing organizations;

•	whether or not the person is willing to serve, and willing and able to commit the time necessary for the performance of the duties of a Director of the Company;

•	the contribution that the person can make to the Board and the Company (or, if the person has previously served as a Director of the Company, the contribution which the person made to the Board during his or her previous term of service), with consideration being given to the person’s business and professional experience, education and such other factors as the Committee may consider relevant; and

•	the character and integrity of the person.
Arrangements with Respect to the Board of Directors
     The Company has entered into an agreement providing Gwynedd the right to designate one director to the Board of Directors. Additionally, if the Board consists of more than seven directors, Gwynedd, at its option, may designate one additional director. Any designee’s appointment will be subject to the exercise by the Board of Directors of its fiduciary duties and the approval of the Company’s shareholders upon the expiration of any appointed term at the next annual meeting of shareholders. Gwynedd’s right to designate directors will cease at such time as Gwynedd’s equity interest in the Company drops below 10% of the outstanding shares of Common Stock. Mr. Ryan currently serves as Gwynedd’s designee on the Board.
Director Compensation
     Prior to February 17, 2006, each director of the Company who is not also an employee of the Company or a Gwynedd-designated director received an annual fee of $12,000 and a fee of $250 for each meeting (except telephonic meetings, in which case the fee is $125) of the Board of Directors or a committee thereof attended. As of February 17, 2006, non-employee and non-Gwynedd-designated directors receive an annual fee of $16,000 and a fee of $350 for each meeting (except telephonic meetings, in which case the fee is $175) of the Board of Directors or a committee thereof attended. No additional fee is paid for committee meetings held the same day as Board of Directors meetings. The lead director is paid an additional $4,000 fee. Directors also receive reimbursement of expenses incurred in attending meetings. In addition, under the Numerex Corp. Directors’ Stock Plan, in lieu of cash compensation, each director may elect to have their annual fees payable either (i) 50% in cash and 50% in shares of

Common Stock, or (ii) 100% in shares of Common Stock. A number of directors take all or at least a portion of their compensation in Common Stock.
     Under the Company’s Non-Employee Director Stock Option Plan and 1999 Long-Term Incentive Plan, each director who is not also an employee of the Company or a Gwynedd-designated director automatically was granted options to purchase 4,000 shares of Common Stock on each annual shareholder meeting date. As of February 17, 2006, the option grant was increased to 6,000 upon appointment, with each such director receiving an additional annual grant of options to purchase 6,000 shares of Common Stock on each anniversary of the initial grant.
Communications with the Board of Directors
     Any shareholder who wishes to send any communications to the Board should deliver such communications to the Secretary of the Company at:
Numerex Corp.
1600 Parkwood Circle SE, Suite 500
Atlanta, Georgia 30339
     The Secretary will forward appropriate communications to the Board. Inappropriate communications include correspondence that is unrelated to the operation of the Company or the Board, is inappropriate for Board consideration, such as advertisements or other commercial communications, or is threatening or otherwise offensive. The Secretary may consult with other officers of the Company, counsel, and other advisers as appropriate, in making this determination.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR
DIRECTOR NAMED HEREIN.
PROPOSAL TWO
APPROVAL OF THE COMPANY’S 2006 LONG TERM INCENTIVE PLAN
General
     The Company is asking the shareholders to approve the Company’s 2006 Long Term Incentive Plan (the “2006 Plan”). The 2006 Plan will replace the Numerex Corp. 1999 Long-Term Incentive Plan (the “1999 Plan”). The Board of Directors approved the 2006 Plan on March 31, 2006, subject to the shareholder approval solicited by this Proxy Statement.
     The Board of Directors believes that long term incentive plans are useful in motivating employees and constitute an important part of the compensation program for the Company. Traditionally, the Company has granted stock options to all of its employees and directors. Stock options provide a useful tool for linking the interests of employees and directors to those of the shareholders. The 2006 Plan will continue to permit the grant of stock options to employees, directors and consultants as well as the flexibility to make awards of restricted stock in the future. In addition, the 2006 Plan addresses certain changes in the tax laws.
Description of the 2006 Plan
     The following summary of the material features of the 2006 Plan is qualified in its entirety by reference to the full text of the 2006 Plan, a copy of which is available by writing Investor Relations, Numerex Corp., 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339. Unless otherwise specified, capitalized terms used herein have the meaning assigned to them in the 2006 Plan. A copy of the 2006 Plan is attached hereto as Exhibit A.
Purpose of 2006 Plan
     The purpose of the 2006 Plan is to assist the Company in attracting and retaining employees, officers, directors and consultants of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company.
Eligibility

          The 2006 Plan authorizes the grant of stock options (including incentive stock options and nonqualified stock options) and restricted stock awards, or any combination thereof, to all persons who are at the time of the grant of an award employees, officers, directors (including persons who may become employees, officers or directors), and consultants of the Company or of any Subsidiary of the Company, as may be selected by the Administrator as defined below. Only employees of the Company or of any Subsidiary of the Company are eligible to receive grants of incentive stock options. As of March 15, 2006, the number of employees, officers and directors of the Company eligible to receive grants under the 2006 Plan was approximately 104 persons. The number of consultants eligible to receive grants under the 2006 Plan varies depending on the number of consultants then engaged by the Company, but was 5 persons as of March 15, 2006.
Administration
          The 2006 Plan is administered by a committee appointed by the Board of Directors or, in the absence of any such committee, the Board itself. Currently, it is expected that the Compensation Committee of the Board of Directors will administer the 2006 Plan, and is referred to as the “Administrator.” The Administrator has all the powers vested in it by the terms of the 2006 Plan, including the authority to determine eligibility, to grant awards, to prescribe Award Agreements evidencing such awards, to determine whether a stock option shall be an incentive stock option or a nonqualified stock option, to determine any exceptions to nontransferability, to establish any performance goals or criteria or other conditions applicable to awards and the satisfaction thereof, to determine the period during which awards may be exercised, to determine the period during which awards shall be subject to restrictions, and to otherwise administer the 2006 Plan.
Shares Available for the 2006 Plan
          Subject to adjustments, a maximum of 750,000 shares of Common Stock (“Shares”) is authorized for issuance under the 2006 Plan plus (i) any available Shares under the 1999 Plan as of its termination date and (ii) Shares subject to options granted under the 1999 Plan that expire or terminate without having been fully exercised.
          If an award expires or terminates unexercised or is forfeited, or if any Shares are surrendered to the Company in connection with an award, the Shares subject to such award and the surrendered Shares will become available for further awards under the Plan. The number of Shares subject to the Plan (and the number of Shares and terms of any award) may be adjusted by the Administrator in the event of any change in the outstanding Common Stock by reason of any reorganization, recapitalization, stock dividend, stock split, combination or any other change in the shares of Common Stock.
          A maximum of 100,000 Shares subject to awards may be granted to an individual during any calendar year to under the Plan.
Stock Options
          The 2006 Plan authorizes the grant of incentive stock options and nonqualified stock options. Incentive stock options are stock options that satisfy the requirements of Section 422 of the Internal Revenue Code (the “Code”). Nonqualified stock options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the 2006 Plan would entitle the grantee, upon exercise, to purchase a specified number of Shares from the Company at a specified exercise price per Share. The exercise price per Share and manner of payment for Shares purchased pursuant to options are determined by the Administrator and, in the case of incentive stock options, Section 422 of the Code. Incentive stock options, thus, must have an exercise price at least equal to Fair Market Value on the date of grant or at least 110% of Fair Market Value in the case of a 10% Shareholder.
Restricted Stock Awards
          The 2006 Plan authorizes the grant of restricted stock awards. Restricted stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as determined by the Administrator. Such terms and conditions may provide, in the discretion of the Administrator, for the lapse of issuance, vesting or transfer restrictions or retention provisions to be contingent upon the achievement of one or more specified Performance Goals.

          “Performance Goals” means performance goals established by the Administrator which may be based on one or more business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company and/or one or more of its Subsidiaries either separately or together, over such performance period as the Administrator may designate, including, but not limited to, business criteria based on operating income, earnings or earnings growth, sales, return on assets, equity or investment, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Administrator, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.
Transferability
          Except as otherwise determined by the Administrator or provided in a Award Agreement, awards granted under the 2006 Plan are not transferable except by will or the laws of descent and distribution. Unless otherwise determined by the Administrator, awards may be exercised only by the grantee during his or her lifetime.
Amendment and Termination
          The Board of Directors may amend, alter or discontinue the 2006 Plan, or any portion thereof, at any time. No award may be granted under the 2006 Plan after the close of business on March 31, 2016. Subject to other applicable provisions of the 2006 Plan, all awards made under the 2006 Plan prior to the termination of the 2006 Plan will remain in effect until those awards have been satisfied or terminated.
2006 Plan Awards
          To date, no awards have been granted under the 2006 Plan. The number and type of awards will be made in the discretion of the Administrator.
Summary of Certain Federal Income Tax Consequences
General
          The following discussion briefly summarizes certain federal income tax aspects of stock options and restricted stock awards granted under the 2006 Plan. The rules governing the tax treatment of awards and the receipt of Shares are quite technical, so the following description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local law may not be the same as under the federal income tax laws.
Incentive Stock Options
          In general, a grantee will not recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the Fair Market Value of the stock on the exercise date is an adjustment item for purposes of the alternative minimum tax. Further, if a grantee does not exercise an incentive stock option within certain specified periods after termination of employment, the grantee will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a nonqualified stock option, as described below.
          The general rule is that gain or loss from the sale or exchange of Shares acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not met, however, the grantee generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be capital loss.
Nonqualified Stock Options
          A grantee generally is not required to recognize income on the grant of a nonqualified stock option. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option is exercised. In general, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the Fair Market Value of the Shares on the exercise date over the exercise price.

Restricted Stock
     Shares of restricted stock awarded under the 2006 Plan will be subject to a substantial risk of forfeiture for the period of time specified in the award. Unless a grantee of restricted stock makes an election under Section 83(b) of the Code as described below, the grantee generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the substantial risk of forfeiture lapses, the grantee will be required to recognize ordinary income in an amount equal to the excess, if any, of the Fair Market Value of the Shares on such date over the amount, if any, paid for such Shares. If a grantee makes a Section 83(b) election to recognize ordinary income on the date the Shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the Fair Market Value of the Shares on the date of award over the amount, if any, paid for such Shares. In such case, the grantee will not be required to recognize additional ordinary income when the substantial risk of forfeiture lapses.
Gain or Loss On Sale or Exchange of 2006 Plan Shares
     In general, gain or loss from the sale or exchange of Shares granted or awarded under the 2006 Plan will be treated as capital gain or loss, provided that the Shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of Shares acquired upon exercise of an incentive stock option (a “disqualifying disposition”), a grantee generally will be required to recognize ordinary income upon such disposition.
Deductibility By Company
     The Company generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a grantee is required to recognize income as a result of a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a nonqualified stock option (including an incentive stock option that is treated as a nonqualified stock option, as described above) or a restricted stock award, the Company generally will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the grantee, provided that certain income tax reporting requirements are satisfied.
Parachute Payments
     Where payments to certain persons that are contingent on a change in control exceed limits specified in the Code, the person generally is liable for a 20% excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. If the Administrator, in its discretion, grants awards, the exercise date, vesting or payment of which is accelerated by a change in control of the Company, such acceleration of the exercise date, vesting or payment would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.
New Tax Rules Affecting Nonqualified Deferred Compensation Plans.
     Awards under the 2006 Plan may be subject to new federal income tax rules that apply to “nonqualified deferred compensation plans” that were enacted as part of the American Jobs Creation Act of 2004 (the “Act”), and which became effective on January 1, 2005. Failure to comply with the new rules or qualify for an exemption in respect of an Award could result in significant adverse tax results to the grantee of such Award, including immediate taxation of the Award upon vesting (and immediate taxation upon vesting of other compensation awards held by the grantee), a penalty tax of 20 percent of the amount of income so recognized, plus a special interest payment. The 2006 Plan is designed to allow, but does not require, the grant of Awards which are intended to comply with the new deferred compensation rules or qualify for an exemption.
Performance-Based Compensation
     Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to the executive exceeds $1 million for the taxable year. The 2006 Plan has been designed to allow the Administrator to make awards under the 2006 Plan that qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.”

Equity Compensation Plan Information
     The following table discloses certain information about the options issued and available for issuance under all outstanding Company option plans, as of December 31, 2005, that is, not including the proposed increase that is the subject of this Proposal 2.

(c)
	(a)		Number of
	Number of		securities
	securities to be	(b)	remaining available
	issued upon	Weighted-average	for future issuance
	exercise of	exercise price of	under equity
	outstanding	outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
Plan category	and rights	and rights	reflected in column (a))
Equity compensation plans approved by security holders	1,870,015	$4.89	199,263
Equity compensation plans not approved by security holders	—	—	—
Total	1,870,015	$4.89	199,263
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPANY’S
2006 LONG TERM INCENTIVE PLAN.
PROPOSAL THREE
RATIFICATION OF INDEPENDENT ACCOUNTANTS
     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Grant Thornton LLP as independent accountants of the Company for the fiscal year ending December 31, 2006. This nationally known firm has no direct or indirect financial interest in the Company.
     Although not legally required to do so, the Board of Directors is submitting the appointment of Grant Thornton as the Company’s independent accountants for fiscal 2006 for ratification by the shareholders at the Annual Meeting. If a majority of the votes cast in person or by proxy at the Annual Meeting is not voted for ratification, the Board of Directors will reconsider its appointment of Grant Thornton as independent accountants for the current fiscal year.
     A representative of Grant Thornton will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from shareholders.
     During fiscal 2005 and fiscal 2004, Grant Thornton provided services to the Company in the following categories and amounts:

Audit and Other Fees:	2005	2004
Audit Fees	$200,558	$227,441

Audit-Related Fees	$0	$0

Tax Fees	$0	$0

All Other Fees	$0	$0
     The Audit Committee has considered the compatibility of nonaudit services with the Grant Thornton’s independence and, in February 2004, appointed Ernst & Young LLP as responsible for the Company’s tax preparation duties.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE
APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT ACCOUNTANTS FOR
FISCAL 2006.
REPORT OF THE AUDIT COMMITTEE
     The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee’s job is one of oversight as set forth in the Audit Committee Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal control. The independent accountants are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows to the Company in conformity with generally accepted accounting principles.
     The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with Grant Thornton, the Company’s independent accountants for fiscal 2005.
     The Audit Committee has discussed with Grant Thornton the matters required to be discussed by Statement on Accounting Standards No. 61.
     The Audit Committee has received from Grant Thornton the written statements required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, and has discussed Grant Thornton’s independence with Grant Thornton.
     Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2005 for filing with the Securities and Exchange Commission (the “SEC”).

THE AUDIT COMMITTEE

Brian C. Beazer
George Benson
John G. Raos, Chair
     In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
     The following summary compensation table sets forth the aggregate compensation paid to the Company’s Chief Executive Officer and other executive officers (the “named executive officers”) during the Company’s fiscals 2005, 2004, and 2003.

	Annual Compensation				Long Term Comp.
	Fiscal	Annual		Other Annual Securities Underlying		All Other
	Year	Salary	Bonus	Comp	Options	Comp.
Stratton Nicolaides	2005	$245,000	$24,333	$—	25,000	$19,004	[1]
Chairman and	2004	220,000	—	17,386	0	17,050	[1]
Chief Executive Officer	2003	222,292	—	2,400	155,000	19,620	[1]

Michael A. Marett	2005	$225,000	$23,583	$—	15,000	$—
Executive Vice President	2004	204,930	—	2,875	50,000	—
	2003	189,875	8,953	3,740	21,000	—

Alan B. Catherall (2)	2005	$200,000	$22,583	$—	10,000	$—
Executive Vice President	2004	185,000	15,000	—	25,000	—
and Chief Financial Officer	2003	98,513	6,000	—	75,000	—

(1)	Reflects accommodation allowances in Atlanta, Georgia for Mr. Nicolaides who is a resident of the State of Florida.

(2)	Mr. Catherall joined the Company in June 2003; therefore, the Annual Salary for 2003 represents a partial year.

The following table sets forth certain information concerning stock options granted under the Plan during fiscal 2005 to the named executive officers.
OPTION GRANTS IN FISCAL 2005
Individual Grants (1)

	Number of	Percent of
	Securities	Total
	Underlying	Options
	Options	Granted to			Grant Date
	Granted	Employees in	Exercise		Present Value
Name	(1)	Fiscal Year	Price	Expiration Date	(2)
Stratton J. Nicolaides	25,000	12.6%	$4.57	December 20, 2015	$76,575
Chairman
And Chief Executive Officer

Alan B. Catherall	10,000	5.0%	$4.57	December 20, 2015	$30,630
Executive Vice President
And Chief Financial Officer

Michael A. Marett	15,000	7.6%	$4.57	December 20, 2015	$45,945
Executive Vice President

(1)	Generally, options become exercisable at cumulative annual rates of 25%, commencing one year from the date of grant, and expire ten years from the date of grant. Notwithstanding the foregoing, options are fully exercisable in the event of a change of control of the Company. Options generally will terminate three months after the date employment terminates with the Company or a subsidiary. During such three-month period, options may be exercised only for the number of shares eligible to be exercised on the date employment terminates.

(2)	The Grant Date Present Value on the date of grant was estimated using the Black-Scholes options pricing model with the following weighted average assumptions: no dividend yield; expected volatility of 69.8%; risk-free interest rate of 4.35%; and an expected option life of 6.7 years.
     The following table sets forth certain information concerning the number of unexercised options and the value of unexercised options at the end of fiscal 2005 held by the named executive officers. No options were exercised by the named executive officers in fiscal 2005.
AGGREGATED OPTION EXERCISES IN FISCAL 2005
AND DECEMBER 31, 2005 OPTIONS VALUES

	Number of Securities Underlying		Value of Unexercised In-the- Money
	Unexercised Options at December 31, 2005		Options at December 31, 2005[1]
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Stratton Nicolaides	227,500	152,500	$208,850	$208,850
Alan B. Catherall	43,750	66,250	75,438	86,163
Michael A. Marett	73,000	56,750	25,808	38,208

1	On December 31, 2005 the fair market value of one share of Common Stock was $4.73.

Report of the Compensation Committee
     Overview and Philosophy
     The Committee is currently comprised of Mr. Flanigan, as Chairman, Mr. Benson and Mr. Raos. The Compensation Committee’s responsibilities include reviewing and making recommendations to the Board of Directors regarding the compensation of the Chief Executive Officer and approving the compensation paid to the Company’s other executives. In addition, the Compensation Committee also considers and recommends to the Board of Directors the award of options to key employees and executive officers to purchase shares of Common Stock pursuant to the Plan.
     The compensation structure is aimed at establishing levels of compensation sufficient to attract and retain qualified executive talent. To do so, the Company seeks to provide total compensation packages that it believes are comparable to those offered by other companies of similar size, complexity and financial performance. The Compensation Committee does not, however, rely on survey or other statistical data when setting levels of compensation. The compensation program also seeks to align the interests of management with those of the Company’s shareholders through the use of stock-based forms of compensation, including compensation through stock option grants.
     Compensation Program Elements
     During fiscal 2005, the executive compensation program consisted of a base salary, long term incentive compensation in the form of options to purchase Common Stock under the Plan, and miscellaneous fringe benefits, including group benefits generally available to employees of the Company. Overall, the Company’s process of setting the levels and mix of each component of compensation is subjective, with no precise, mathematical weight given to any of the factors discussed below.
     Base Salary. The Company’s salary levels are established based on the Compensation Committee’s subjective assessment of each executive officer’s level of responsibility. Salary increases are intended to reflect the overall financial performance of the Company, as well as the specific contributions of the individual executive officer.
     Cash Bonuses. Selected employees and executive officers are eligible to participate in the Company’s bonus plan with executive employee bonuses determined by the Compensation Committee. This plan provides cash awards for meeting performance goals based on a matrix if Numerex financial results achieve certain specified targets. The corporate financial goals are based on the approved Numerex operating plan and are specifically weighted towards achievement of earnings before interest, depreciation and amortization (EBITDA).
     Stock Options. Grants of stock options are made at the Compensation Committee’s discretion based on the level and importance of the management position to the overall long term success of the Company and the contribution of the executive officer. Grants are intended to motivate the executive officers to build shareholder value and to relate a significant portion of the executive’s compensation directly to the financial performance of the Company.
     Other Benefits. In addition to the items of compensation described above, the Company provides medical and life insurance and a 401(k) plan to its executive officers, which are generally available to Company employees.
     Compensation of the Chief Executive Officer
     Mr. Nicolaides has served as Chief Executive Officer since April 2000, having served as Chief Operating Officer from April 1999 until March 2000. During fiscal 2005, Mr. Nicolaides received an annual base salary compensation of $245,000. The Compensation Committee established this compensation level based upon an assessment of Mr. Nicolaides’ background and skills brought to the Company as well as the performance of the Company, with an emphasis on revenues and EBITDA.
     Policy with Respect to Section 162(m) of the Internal Revenue Code
     Subject to certain exceptions, Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), income tax deduction for compensation over $1 million paid to any individual who, as of the close of the taxable year, is the chief executive officer, or is among the four highest compensated officers (other than the chief executive officer) for the taxable year. One exception applies to compensation paid pursuant to shareholder-approved plans that are performance-based. The Compensation Committee intends that awards made under the Plan will be eligible for the performance-based exception, and therefore eligible as a federal income tax deduction for the Company. The Compensation Committee has taken and will continue to take actions necessary to minimize the Company’s nondeductible compensation expense under Section 162(m) of the Code. While keeping this goal in mind, the Compensation Committee also will try to maintain the flexibility, which the Compensation Committee believes to be an important element of the Company’s executive compensation program.

THE COMPENSATION COMMITTEE

George Benson
Matthew J. Flanigan, Chair
John G. Raos
Code of Ethics
          The Company has adopted a Code of Ethics and Business Conduct, as defined in applicable SEC and NASD rules, that applies to the Company’s directors, officers and employees, including the Company’s chief executive officer and chief financial officer (our principal executive officer and principal financial and accounting officer). The Code of Ethics is available on the Company’s website at www.nmrx.com.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Mr. Ryan is a partner in the law firm of Salisbury & Ryan LLP. Salisbury & Ryan LLP provided legal services to the Company in fiscal 2005 and will continue to provide such services during fiscal 2006. During fiscal 2005, Salisbury & Ryan LLP charged the Company legal fees of approximately $263,000.00.
STOCK PERFORMANCE GRAPH
     The following graph shows a comparison of the cumulative total return for Common Stock, the Nasdaq Composite Index and the Nasdaq Telecomm Index, assuming (i) an investment of $100 in each, on December 31, 2000, the last trading day before the beginning of the Company’s five preceding years, and, (ii) in the case of the Indices, the reinvestment of all dividends.
SHAREHOLDER VALUE AT YEAR END

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
NMRX	$100.00	$90.91	$32.61	$46.06	$56.97	$57.33
NASDAQ US Index	$100.00	$78.95	$54.06	$81.09	$88.06	$89.27
NASDAQ Telecomm Index	$100.00	$51.06	$23.47	$39.61	$42.78	$39.69

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under Section 16(a) of the Exchange Act, the Company’s directors and officers and persons who are the beneficial owners of more than 10% of the outstanding Common Stock are required to report their beneficial ownership of Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to report any failure to file by such dates during fiscal 2005. The Company believes that its directors and officers and beneficial owners of more than 10% of the Common Stock have satisfied the filing requirements for fiscal 2005.
OTHER BUSINESS
     The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed proxy with respect to such other matters in accordance with their best judgment.
SHAREHOLDER PROPOSALS
     It is presently contemplated that the annual meeting of shareholders following fiscal 2006 will be held on or about May 11, 2007. Under the current rules of the SEC, in order for any appropriate shareholder proposal to be considered for inclusion in the proxy materials of the Company for the fiscal 2006 annual meeting of shareholders, it must be received by the Secretary of the Company no later than December 4, 2006. However, if the date of the fiscal 2007 annual meeting is changed by more than 30 days from the date of the fiscal 2006 annual meeting (May 12), then the deadline for submission of shareholder proposals is a reasonable time before the Company begins to print and mail its proxy materials.
     If a shareholder wishes to present a proposal at the 2007 annual meeting and the proposal is not intended to be included in the proxy materials, the shareholder must give notice to the Company not later than 90 days prior to the anniversary of this year’s annual meeting, or February 11, 2007.
     If a shareholder proposal is received after the notice date, but the presiding officer of the meeting permits the proposal to be made, the proxies appointed by the Company may exercise discretionary authority when voting on such proposals.
ANNUAL REPORT
     The Annual Report to Shareholders of the Company (the “Annual Report”) for fiscal 2005 accompanies this proxy statement. Additional copies of the Annual Report are available upon written request to the Company at its principal executive offices which are located at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339, Attention: Investor Relations. The Annual Report is not part of these proxy solicitation materials.
     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2005 REQUIRED TO BE FILED WITH THE SEC, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A REQUEST THEREFOR TO: 1600 PARKWOOD CIRCLE SE, SUITE 500, ATLANTA, GEORGIA 30339. OUR SEC FILINGS ARE ALSO AVAILABLE AT THE SEC’S WEBSITE AT http://www.sec.gov.

By Order of the Board of Directors

Andrew J. Ryan
Secretary

Exhibit A
NUMEREX CORPORATION
2006 LONG TERM INCENTIVE PLAN
1. Purpose. This Plan is intended to assist the Company in attracting and retaining employees, officers, directors and consultants of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company.
2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
          (a) “Administrator” means the Administrator of the Plan in accordance with Section 13.
          (b) “Award” means a grant, pursuant to the terms of this Plan, of an Option, or Restricted Stock to a Participant.
          (c) “Award Agreement” means a written agreement or other instrument evidencing the grant of an Award.
          (d) “Board” means the Board of Directors of the Company.
          (e) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
          (f) “Common Stock” means the Company’s Class A common stock, no par value, subject to adjustment as provided in Section 9.
          (g) “Company” means Numerex Corporation, a Pennsylvania corporation.
          (h) “Fair Market Value” means the average of the closing prices of such security’s sales on all securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the highest bid and lowest asked prices quoted on the NASDAQ Stock Market as of 4:00 P.M., New York time, or, if on any day the Common Stock is not quoted on the NASDAQ Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic OTC Bulletin Board, or any similar successor organization; provided, however, that, in the case of an Option, Fair Market Value shall in all events be determined pursuant to a method permitted by Section 409A of the Code for determining the fair market value of stock subject to a nonqualified stock option which does not provide for a deferral of compensation within the meaning of Section 409A of the Code.
          (i) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
          (j) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an Incentive Stock Option.
          (k) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.
          (l) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator.
          (m) “Performance Goals” shall mean performance goals established by the Administrator which may be based on one or more business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company and/or one or more of its Subsidiaries either separately or together, over such performance period as the Administrator may designate, including, but not limited to, business criteria based on operating income, earnings or earnings growth, sales, return on assets, equity or investment, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Administrator, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.
          (n) “Plan” means the Numerex Corporation 2006 Long Term Incentive Plan as set forth herein and as amended from time to time.
          (o) “Prior Plan” means the Numerex Corp. 1999 Long-Term Incentive Plan.
          (p) “Restricted Stock” means shares of Common Stock granted pursuant to Section 7 of the Plan.
          (q) “Subsidiary” means (i) in the case of an Incentive Stock Option, any entity which is a “subsidiary corporation,” within the meaning of Section 424(f) of the Code, in respect of the Company and (ii) in the case of an Award other than an Incentive Stock Option, a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof are owned directly or indirectly by the Company.
          (r) “10% Shareholder” has the meaning set forth in Section 6(e) herein.
3. Eligibility. Any person who is a current or prospective director, officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, any person who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. Notwithstanding the foregoing, (i) Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any “subsidiary corporation” (within the meaning of Section 424(f) of the Code) and (ii) Options may only be granted to persons with respect to whom Common Stock is stock of the “service recipient” (within the meaning of Section 409A of the Code and the applicable Treasury Regulations and other guidance issued thereunder) determined by applying a 50% ownership test for purposes of Sections 414(b) and (c) of the Code.
4. Effective Date and Termination of Plan. The Board adopted this Plan as of March 31, 2006, and it will become effective when it is approved by the Company’s stockholders, which approval must be obtained within twelve (12) months of the adoption of this Plan. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of March 31,2006 unless it is terminated at such earlier time as the Board may determine.
5. Shares Subject to the Plan and to Awards.
          (a) Aggregate Limits. The aggregate number of shares of Common Stock issuable pursuant to all Awards shall not exceed 750,000 plus (i) any available shares of Common Stock under the Prior Plan as of its termination date and (ii) shares of Common Stock subject to options granted under the Prior Plan that expire or terminate without having been fully exercised. Notwithstanding the foregoing (but subject to adjustment as provided in Section 9), in no event may the number of shares issuable pursuant to the exercise of Incentive Stock Options granted hereunder exceed 750,000. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to outstanding Awards shall be subject to adjustment as provided in Section 9. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued, treasury shares or a combination thereof.
          (b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares available for issuance under this Plan at any time shall not be reduced by shares subject to Awards that have expired unexercised or have been cancelled, terminated or forfeited, or shares subject to Awards that have been retained by the Company in payment or satisfaction of the purchase price or tax withholding obligation of such Award. In addition, shares of Common Stock issued under the Plan that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the purchase price or tax withholding obligation of an Award shall be available for grant under this Plan.
          (c) Maximum Awards. Subject to adjustments as provided in Section 9, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one calendar year of the Company to any one individual under this Plan shall be limited to 100,000.

6. Options.
          (a) General. Options may be granted at any time and from time to time prior to the termination of the Plan, to Participants selected by the Administrator. No Participant shall have any rights as a stockholder with respect to any shares of stock subject to an Option grant hereunder until said shares have been issued. Each Option shall be evidenced by an Award Agreement which identifies such Option as either an Incentive Stock Option or Nonqualified Stock Option. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.
          (b) Exercise Price. The purchase price under each Option shall be established by the Administrator, provided that in no event will the purchase price be less than the Fair Market Value of the Common Stock on the date of grant. To the extent provided by the Administrator in the applicable Award Agreement, the purchase price of any Option may be paid (i) in cash, (ii) by the delivery, either actually or by attestation, of previously owned Common Stock, (provided that if the shares of Common Stock were acquired pursuant to an Option or other Award granted hereunder or any other compensation plan maintained by the Company, such shares shall have been held for such period, if any, as the Administrator may specify) (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (iv) by a combination the foregoing or (v) by such other means as determined by the Administrator and set forth in the applicable Award Agreement.
          (c) Duration and Exercise or Termination of Option. The Administrator shall have the right to make the timing of the ability to exercise any Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator and set forth in the applicable Award Agreement. Each Option shall expire within a period of not more than ten (10) years from the date of grant.
          (d) Termination of Employment. The applicable Award Agreement shall set forth the terms and conditions applicable to such Option upon a termination or change in the status of employment or service of the Participant with the Company or a Subsidiary, which shall be as the Administrator may, in its discretion, determine.
          (e) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns (applying the rules of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company (a “10% Shareholder”), the purchase price of such Option must be at least 110 percent of the Fair Market Value of the Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Option was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options to the extent that either (i) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).
          (f) Other Terms and Conditions. Options may also contain such other provisions, which shall not be inconsistent with any of the terms of this Plan, as the Administrator shall deem appropriate and set forth in the applicable Award Agreement.
          (g) Repricing Prohibited. Subject to the adjustment provisions contained in Section 9 hereof, without the prior approval of the Company’s stockholders, evidenced by a majority of votes cast, neither the Administrator nor the Board shall cause the cancellation, substitution or amendment of an Option that would have the effect of reducing the exercise price of such an Option previously granted under the Plan, or otherwise approve any modification to such an Option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements.

7. Restricted Stock.
          (a) Restricted Stock. Restricted Stock may be granted at any time and from time to time prior to the termination of the Plan. Restricted Stock is an award or issuance of shares of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. The terms and conditions may provide, in the discretion of the Administrator, for the lapse of issuance, vesting or transfer restrictions or retention provisions to be contingent upon the achievement of one or more specified Performance Goals. Each grant of Restricted Stock shall be evidenced by an Award Agreement. Restricted Stock granted pursuant to the Plan need not be identical but each grant of Restricted Stock must contain and be subject to the terms and conditions set forth below.
          (b) Contents of Agreement. Each Award Agreement evidencing a grant of Restricted Stock shall contain provisions regarding (i) the number of shares of Common Stock or subject to such Award or a formula for determining such number, (ii) the purchase price of the shares, if any, and the means of payment thereof, (iii) the performance criteria, if any, and level of achievement with respect to such criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) such other terms and conditions on the grant, issuance, vesting and/or forfeiture of the shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the shares and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator. Shares of Common Stock issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case, as the Administrator may provide.
          (c) Sales Price. Subject to the requirements of applicable law, the Administrator shall determine the price, if any, at which Awards of Restricted Stock shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the Fair Market Value of such shares at the date of grant.
          (d) Vesting. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock shall occur at such time and in such installments as determined by the Administrator or under criteria established by the Administrator. The Administrator shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Administrator.
          (e) Discretionary Adjustments and Limits. Notwithstanding the satisfaction of any performance goals, the number of shares of Common Stock granted, issued, retainable and/or vested under an Award of Restricted Stock on account of either financial performance or personal performance evaluations may be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.
          (f) Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction.
          (g) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the Administrator. Any such dividends or distributions will be subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed.
          (h) Termination of Employment. The Award Agreement evidencing the grant of an Award of Restricted Stock shall set forth the terms and conditions applicable to such Award upon a termination or change in the status of employment or service of the Participant with the Company or a Subsidiary, which shall be as the Administrator may, in its discretion, determine.
8. Conditions and Restrictions Upon Securities Subject to Awards. The Administrator may provide that the shares of Common Stock issued upon exercise of an Option or otherwise subject to or issued under an Award shall be subject to such further agreements (including without limitation stockholder agreements), restrictions, conditions or limitations as the Administrator in its discretion may specify in an Award Agreement, including, without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award.
9. Adjustment of and Changes in the Stock. Unless otherwise set forth in an applicable Award Agreement, in the event of a reorganization, recapitalization, stock dividend or stock split, combination or other change in the shares of Common Stock, the Board or the Administrator may, in order to prevent the dilution or enlargement of rights under outstanding Awards, make such adjustments in the number and type of shares authorized by this Plan, the number and type of shares covered by outstanding Awards and the exercise prices specified therein, in each case, as may be determined to be appropriate and equitable. Notwithstanding anything to the contrary herein, any adjustment to Awards granted pursuant to this Plan intended to qualify as Incentive Stock Options shall comply with the requirements, provisions and restrictions of the Code.
10. Transferability. Unless the Administrator specifies otherwise, Awards granted under this Plan (i) may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution and (ii) shall be exercisable only by the Participant during his or her lifetime.
11. Compliance with Laws and Regulations. This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body, which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.
12. Withholding. To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of the exercise of an Option, disposition of shares issued under an Incentive Stock Option, or otherwise with respect to the vesting or settlement of an Award. The Company and its Subsidiaries shall not be required to issue shares of Common Stock, make any payment or to recognize the transfer or disposition of shares until such obligations are satisfied. The Administrator may provide in an Award Agreement for these obligations to be satisfied by cash payment, by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to him or her upon exercise of an Option or the vesting or settlement of an Award, or by tendering shares of Common Stock previously acquired.
13. Administration of the Plan.
          (a) Administrator. The Plan shall be administered by the compensation committee of the Board or such other committee of the Board designated by the Board to administer the Plan, or, in the absence of any such committee, the Board itself (the Board, committee or committees shall be referred to herein* as the “Administrator”); provided, however, that (i) with respect to any Award that is intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the term “Administrator” shall refer to a committee of two or more “non-employee directors” as determined for purposes of applying Exchange Act Rule 16b-3; and (ii) with respect to any Award that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the term “Administrator” shall refer to a committee of two or more “outside directors” as determined for purposes of applying Code Section 162(m). Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act, or cause an Award so designated not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Administrator may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Administrator. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.
          (b) Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such grants; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of shares subject to Awards and the purchase price of such shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Administrator determine constitute a change in control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the Award Agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 9; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.
          (c) Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award.
          (d) Indemnification of Administrator. In addition to such other rights of indemnification as they may have as members of the Board or as members of the Administrator, the Company shall indemnify members of the Administrator against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.
14. Amendment of the Plan or Awards. Subject to Section 6(g) hereof, the Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any Award Agreement or other document evidencing an Award made under this Plan; provided that no such amendment shall be made without stockholder approval to the extent such approval is required by law (including, but not limited to, any requirement under the provisions of Section 422 of the Code or any successor thereto), agreement or the rules of any exchange upon which the Common Stock is listed. Except as otherwise set forth in an Award Agreement, no amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, the rules of any exchange upon which the Common Stock is listed or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.
15. No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

16. Non-Exclusivity of Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
17. Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Pennsylvania and applicable federal law. Any reference in this Plan or in the Award Agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.
18. No Right to Employment, Reelection or Continued Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates.
19. Deferral of Compensation. Notwithstanding any other provision of this Plan to the contrary, to the extent any Award (or modification of an Award) under this Plan shall result in the deferral of compensation for purposes of Section 409A of the Code, the terms and conditions of such Award shall comply with the terms of Section 409A of the Code.

ANNUAL MEETING OF SHAREHOLDERS OF
NUMEREX CORP.
May 12, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
— Please detach and mail in the envelope provided. —
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 and 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.	Please mark your vote like this	☒

			WITHHOLD	FOR ALL
		FOR	AUTHORITY	EXCEPT
		ALL	FROM ALL	(See instructions
		NOMINEES	NOMINEES	below)
1.	The election of the nominees listed at right as Directors of the Company, as more fully described in the accompanying Proxy Statement.	☐	☐	☐

Nominees: George Benson John G. Raos Allan H. Liu	Stratton J. Nicolaides Matthew J. Flanigan Brian C. Beazer		Nicholas Davidge Andrew J. Ryan

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2.	Proposal to approve the Company’s 2006 Long Term Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Proposal to ratify Grant Thornton LLP as the Company’s independent accountants for the fiscal year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	In their discretion, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

The undersigned hereby acknowledge receipt of the Company’s 2005 Annual Report to Shareholders, Notice of the Company’s 2006 Annual Meeting of Shareholders and the Proxy Statement relating thereto.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature(s)	Signature(s)	Date

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If sign is a partnership name by authorized person.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY
NUMEREX CORP.
Proxy for Annual Meeting of Shareholders
May 12, 2006
Solicited on behalf of the Board of Directors
     The undersigned hereby constitutes and appoints Andrew J. Ryan and Alan B. Catherall, and each of them with full power to act alone, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the Annual Meeting of Shareholders of Numerex Corp. (the “Company”), to be held on the 12th day of May, 2006, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs that this proxy be voted as indicated on the reverse side of this proxy. This proxy agents present and acting in person or by their substitute (or, if only one is present and acting, then that one) may exercise all the powers conferred by this proxy.
(continued and to be signed on the reverse side)